EXHIBIT 99.1

Contact:	Richard A. Lechleiter

Executive Vice President and

Chief Financial Officer

(502) 596-7734

CHAIRMAN OF THE BOARD EDWARD L. KUNTZ TO RETIRE AND NOT STAND FOR

RE-ELECTION TO KINDRED HEALTHCARE BOARD OF DIRECTORS

LOUISVILLE, Ky. (December 13, 2013) – Kindred Healthcare, Inc. (the “Company” or “Kindred”) (NYSE:KND) today announced that Chairman of the Board Edward L. Kuntz will not stand for re-election to the Board of Directors at the 2014 annual meeting of shareholders. Mr. Kuntz’s term will expire effective upon conclusion of the Company’s 2014 annual meeting of shareholders. The Company also announced that Mr. Kuntz will continue to serve the Board in an advisory capacity following his services as a Board member.

Mr. Kuntz has served as Chairman of the Board of Directors of the Company since May 2009. He served as the Executive Chairman of the Board of Directors of the Company from January 2004 to May 2009 and as the Company’s Chairman of the Board and Chief Executive Officer from January 1999 to December 31, 2003. He served as President of the Company from November 1998 until January 2002. He also served as Chief Operating Officer and a director of the Company from November 1998 to January 1999.

Paul J. Diaz, Chief Executive Officer of Kindred, stated, “Eddie’s leadership and his dedication to improving the quality of our operations and governance of Kindred cannot be overstated. Since joining the Company in 1998, Eddie has been instrumental in guiding the Company through a difficult reorganization to become today’s premier post-acute healthcare provider in the United States. The integrity, intellect and the determination that he brought to this organization has set the foundation and benchmark for all of us to follow. He has served as a mentor to me and others in our organization and I will miss his guidance and advice. On behalf of all of our teammates, the Board of Directors and other stakeholders, I want to thank Eddie for his dedication and long-term service to Kindred.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $5 billion and approximately 62,000 employees in 46 states. At September 30, 2013, Kindred through its subsidiaries provided healthcare services in 2,146 locations, including 102 transitional care hospitals, five inpatient rehabilitation hospitals, 102 nursing centers, 21 sub-acute units, 105 Kindred at Home hospice, home health and non-medical home care locations, 99 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,712 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for five years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

- END -

680 South Fourth Street         Louisville, Kentucky 40202

502.596.7300         www.kindredhealthcare.com